PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:                 CHARLES G. URTIN, PRESIDENT/CEO
                                                 TELEPHONE: 724-863-3100
                                                 www.myIrwinBank.com


                                IBT BANCORP, INC.
               ANNOUNCES OPERATING RESULTS FOR THE SECOND QUARTER

IRWIN, PENNSYLVANIA, JULY 28, 2005; IBT Bancorp, Inc. (AMEX:IRW) (the "Company"), the holding company of Irwin Bank & Trust Company, today announced the results of its operations for the three and six months periods ended June 30, 2005. Net income for the three month period ended June 30, 2005 was $2,326,000 or $.78 per diluted share compared to $2,088,000 or $.69 per diluted share for the comparable 2004 quarter. For the six month period ended June 30, 2005 net income was $4,650,000 or $1.56 per diluted share compared to $4,441,000 or $1.47 per diluted share for the comparable period in 2004. For the quarter ended June 30, 2005 net interest income increased $40,000 or .72%, non-interest income increased $441,000 or 33%, and non-interest expense increased $196,000 over the quarter ended June 30, 2004. The nominal increase in net interest income is a result of an easing of the pressure on the net interest margin and asset growth. Non-interest income increased as a result of more fees earned on transaction accounts and a one-time gain recorded from the sale of a property classified as other real estate. Non-interest expenses increased to $4,064,000 for the quarter ended June 30, 2005 compared to $3,868,000 for the comparable quarter in 2004. Salaries increased $111,000 as a result of merit increases and additions to staff. For the six months ended June 30, 2005 net interest income increased $193,000 due to asset growth. Non-interest income increased $717,000 or 26.70% due to the increase in service fees of $591,000 offset by a decrease in the gain realized on the sale of securities of $129,000 and increases in other income of $256,000. Non-interest expenses increased $257,000 due to increase in salaries of $189,000 caused by merit increases and additions to staff. Other non-interest expenses increased nominally.

President and CEO Charles G. Urtin stated, "We are pleased to report an increase in earnings. Although a flattening yield curve and rising short-term interest rates have put continued pressure on net interest margins at banks and thrifts, we have seen our net interest margin begin to stabilize. We will continue to manage the loan and investment portfolios to maximize yield, within our risk tolerances, and manage the cost of deposits through a disciplined pricing strategy. The increase in non-interest income is adding to the bottom line and control of non-interest expenses, as well as a decrease in the effective income tax rate has had a positive influence on the net income for the quarter. We may experience continued negative pressure on the net interest margin unless the yield curve becomes steeper but we will continue to manage the company for success in the long-term."

Total assets of the Company increased to $681,179,000 at June 30, 2005 as compared to $675,857,000 at December 31, 2004. Total net loans decreased to $428,135,000 at June 30, 2005 from $436,548,000 at December 31, 2004. Two large commercial loans were repaid earlier in the year. Investments increased to $206,080,000 at June 30, 2005 as compared to $191,208,000 at December 31, 2004.
Total deposits were $517,188,000 at June 30, 2005 as compared to $526,216,000 at December 31, 2004.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust department and four supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)
                                                    June 30,        December 31,
                                                ----------------- --------------
                                                      2005              2004
                                                ----------------- --------------
Total Assets                                     $     681,179     $     675,857
Securities available for sale                    $     206,080     $     191,208
Federal Home Loan Bank stock, at cost            $       5,094     $       5,683
Total loans, net                                 $     428,135     $     436,548
Total liabilities                                $     619,844     $     616,014
Interest bearing deposits                        $     437,021     $     438,968
Non-interest bearing deposits                    $       80,167    $      87,248
FHLB advances                                    $       69,598    $      70,265
Shareholders' equity                             $       61,335    $      59,843

                                                    Three Months Ended                    Six Months Ended
                                                         June 30,                             June 30,
                                           ----------------------------------      -----------------------------
                                                 2005                2004               2005            2004
                                           ---------------    ---------------      ------------    -------------
Interest Income                            $         8,814              8,372      $     17,552    $      16,682
Interest Expense                                     3,280              2,878             6,407            5,730
                                           ---------------    ---------------      ------------    -------------
     Net interest income                             5,534              5,494            11,145           10,952
Provision for loan losses                              300                125               600              250
                                           ---------------    ---------------      ------------    -------------
Net interest income after
     provision for loan losses                       5,234              5,369            10,545           10,702
Non-interest income                                  1,778              1,337             3,402            2,685
Non-interest expense                                 4,064              3,868             7,774            7,517
                                           ---------------    ---------------      ------------    -------------

Income before income taxes                           2,948              2,838             6,173            5,870
Income tax expense                                     622                750             1,523            1,429
                                           ---------------    ---------------      ------------    -------------

Net income                                 $         2,326    $         2,088      $      4,650    $       4,441
                                           ===============    ===============      ============    =============

Per Share Data:
Basic earnings per share                   $          0.79    $          0.70      $       1.58    $        1.49
Diluted earnings per share                 $          0.78    $          0.69      $       1.56    $        1.47
Dividends per share                        $          0.46    $          0.40      $       0.92    $        0.80

Selected Ratios (annualized):
Return on Average Assets                              1.37%              1.28%             1.37%            1.38%
Return on Average Equity                             15.61%             13.46%            15.16%           14.36%
Net Interest Spread                                   3.05%              3.13%             3.10%            3.18%
Net Interest Margin                                   3.47%              3.54%             3.50%            3.59%

                                               June 30,          December 31,
                                          ---------------     ------------------
Additional Per Share Data:                       2005                2004
                                          ---------------     ------------------
Shares Outstanding                             2,955,455          2,955,455
Book Value per Share                       $       20.75      $       20.25